EXHIBIT 99.1

PRESS RELEASE

Contact:	Catharine S. Bower
(610) 369-6618
csbower@natpennbank.com

NATIONAL PENN COMPLETES NITTANY MERGER

Boyertown, Pa., January 26, 2006 — National Penn Bancshares, Inc. (Nasdaq: NPBC), parent company of National Penn Bank, announced today the closing of its acquisition of Nittany Financial Corp., parent company of Nittany Bank.

State College-based Nittany Bank will operate initially as a wholly owned subsidiary of National Penn. National Penn intends to merge Nittany Bank into National Penn Bank in 2006. Following that merger, Nittany Bank would operate as a division of National Penn Bank, retaining its name and its present management team. Effective today, two of Nittany’s current directors, Samuel J. Malizia and David K. Goodman, have been appointed directors of National Penn Bank.

In the aggregate, 70% of the outstanding shares of common stock of Nittany will be exchanged for shares of National Penn common stock, at an exchange ratio of 1.994 shares of National Penn common stock for each share of Nittany common stock, and 30% of the outstanding shares of Nittany common stock will be exchanged for cash, at the rate of $42.43 per share. As a result of the allocation procedures discussed in the merger agreement, each Nittany shareholder who elected to receive stock consideration will receive National Penn common stock, and each Nittany shareholder who elected to receive cash consideration or a combination of cash and stock will receive a combination of cash and National Penn common stock. Options for Nittany common stock issued and outstanding as of the closing will be exchanged for options for National Penn common stock.

“We are very pleased to welcome Nittany to the National Penn organization,” said Wayne R. Weidner, Chairman and CEO of National Penn. “In addition to having excellent leadership and a similar culture as National Penn’s, Nittany is well-positioned in one of the fastest growing areas of Pennsylvania in terms of job expansion and commercial and real estate growth.”

Nittany Bank President and CEO David Z. Richards Jr. said, “We are very excited to join with National Penn. We will continue to use our successful business model and staff to grow market share, while giving our customers access to a wider range of products and services offered through National Penn.”

Sandler O’Neill & Partners LLC served as financial advisor to National Penn, and Ryan Beck & Co., Inc. served as financial advisor to Nittany. Reed Smith LLP provided legal counsel for National Penn and Malizia, Spidi & Fisch, PC provided legal counsel for Nittany.

Following the merger, National Penn remains the seventh largest bank holding company headquartered in Pennsylvania.

About National Penn Bancshares, Inc.

National Penn Bancshares, Inc. is a financial services company with $4.95 billion in assets operating 78 offices in Pennsylvania through National Penn Bank and Nittany Bank, as well as through the FirstService Bank, HomeTowne Heritage Bank and The Peoples Bank of Oxford divisions of National Penn Bank. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. National Penn’s investment management units, with combined client assets of approximately $2 billion, consist of National Penn Investors Trust Company, which provides trust and investment management services; National Penn Investment Services, which markets brokerage services provided by PrimeVest Financial Services, Inc.; National Penn Capital Advisors, Inc., which provides investment advisory services; and Vantage Investment Advisors, LLC, which provides fee-based investment management services. National Penn also provides mortgage banking activities through National Penn Mortgage Company; insurance services through National Penn Insurance Agency, Inc.; and equipment leasing services through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “NPBC.” Additional information about the National Penn family is available on the company’s Web site at http://www.nationalpennbancshares.com.

Cautionary Statement Regarding Forward-Looking Information

This release contains forward-looking information about National Penn Bancshares, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should,'' "project," "plan,'' "seek," "intend,'' or "anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the merger described in the release, and statements about the future performance, operations, products and services of the companies and their subsidiaries.

National Penn Bancshares’ business and operations following the completion of the merger described in the release are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) ineffectiveness of National Penn Bancshares’ business strategy due to changes in current or future market conditions, (2) the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services, (3) interest rate movements, (4) deteriorating economic conditions, (5) risks inherent in transactions of this sort, such as the failure to achieve merger-related synergies, technology and integration issues, and potential difficulties in establishing and maintaining operations in new markets, (6) volatility in the securities markets, and (7) those risks, factors and uncertainties identified in National Penn Bancshares’ Current Report on Form 8-K filed with the United States Securities and Exchange Commission ("SEC") on September 7, 2005. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in National Penn Bancshares’ Annual Report on Form 10-K and Nittany Financial’s Annual Report on Form 10-KSB for their respective fiscal years ended December 31, 2004, as well as in other materials filed with the SEC. National Penn Bancshares makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made. National Penn Bancshares cautions readers not to place undue reliance on these statements.